EXHIBIT 7.12

                               AGREEMENT


           This AGREEMENT dated as of August 28, 1997, is made and entered into by and among The Hearst Corporation, a Delaware corporation ("Parent"), and Argyle Television, Inc., a Delaware corporation (the "Company").

           WHEREAS, Parent and the Company are parties to a certain Amended and Restated Agreement and Plan of Merger dated as of March 26, 1997 (the "Merger Agreement") (capitalized terms used but not defined below shall have the respective meanings assigned thereto by the Merger Agreement);

           WHEREAS, upon the consummation of the Merger, Parent and the Company will be in a controlled group for purposes of Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code");

           WHEREAS, the Pension Plan of WCVB-TV and Local Union No. 1228 of the International Brotherhood of Electrical Workers and the KMBC Pension Plan for Union Employees (collectively, the "Collectively Bargained Plans") have historically been maintained separately by the particular employers of the participants therein, and, consistently therewith, Parent and the Company agree that, after the consummation of the Merger, the Company should assume sole sponsorship of the Collectively Bargained Plans (including the assets and liabilities thereof);

           WHEREAS, in connection with the Merger, certain active employees of Parent and its affiliates who are now participants in The Hearst Corporation Retirement Plan (the "Parent Plan") will be transferring to the employ of the Company (the "Transferring Employees");

           WHEREAS, the Company presently anticipates it will maintain a defined benefit pension plan intended to be qualified under Section 401(a) of the Code for such Transferring Employees as well as certain other employees of the Company;

           WHEREAS, Parent and the Company agree that shortly after the consummation of the Merger, assets and liabilities with respect to the Transferring Employees will be transferred from the Parent Plan to a defined benefit pension plan established or to be established by the Company (the "Company Plan");

           WHEREAS, the parties hereto agree that, in connection with the foregoing, a portion of the overfunding in the Parent Plan should be transferred to the Company Plan in connection with the transfer of liabilities thereto;

           WHEREAS, the Company will benefit from the overfunding being transferred, because, among other things, the aggregate overfunding would result in an approximately $3.8 million per year reduction in future expense associated with the Company's post-Merger pension expenses; and

           WHEREAS, in connection with the transactions contemplated under the Merger Agreement, as an integral part of such transactions, taking into account the assumption by the Company of the Collectively Bargained Plans and the transfer of assets and liabilities related to the Transferring Employees from the Parent Plan to the Company Plan as contemplated hereby, and for other good

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and valid business reasons, Parent and the Company have agreed that the Company will issue to Parent additional shares of Series B Common Stock, $.01 par value, of the Company, as the surviving corporation in the Merger ("Series B Common Stock");

           NOW, THEREFORE, the parties hereto agree as follows:

           Section 1. On the "Transfer Date" (as defined below), the Company shall assume sponsorship of each of the Collectively Bargained Plans (including the assets and liabilities thereof).

           Section 2. As soon as practicable after the Closing, the Company shall establish (if it has not already done so) the Company Plan, which shall cover the Transferring Employees. The Company shall provide Parent with an opinion of counsel reasonably acceptable to Parent to the effect that the Company Plan and its related trust are qualified under Section 401(a) of the Code and tax-exempt under Section 501(a) of the Code, respectively, taking into account any amendments thereto that are made by the Company during the applicable remedial amendment period. The Company hereby agrees to submit promptly (and, in the case of the adoption of the Company Plan after the date hereof, in no event later than 60 days after such adoption) the Company Plan and its related trust to the Internal Revenue Service for a determination letter with respect to such qualification and tax-exemption, and to make any amendments and take such other actions as the Internal Revenue Service may require as a condition of issuing such letter.

           Section 3. On a date (the "Transfer Date") as soon as practicable after the consummation of the Merger, and the establishment of the Company Plan, the Parent Plan shall transfer to the Company Plan, and the Company Plan shall accept, (i) liability for the accrued benefits under the Parent Plan of the Transferring Employees up to the Transfer Date, (ii) assets with a value equal to the present value of the accumulated benefit obligation accrued under the Parent Plan with respect to the Transferring Employees as of the Transfer Date, and (iii) assets such that the aggregate overfunding transferred or assumed, as applicable, by virtue of this Agreement is $35.8 million. The actuarial assumptions and other criteria to be used for purposes of the calculations required by the foregoing provisions of this Section 3 shall be consistent with the past practices, policies and procedures used by Parent and in compliance with Section 414(l) of the Code. Notwithstanding the foregoing provisions of this Section 3, the transfer from the Parent Plan to the Company Plan shall comply with Section 414(l) of the Code.

           Section 4. On the Transfer Date, the Company shall issue to Parent one million shares of Series B Common Stock, and shall deliver to Parent a stock certificate evidencing such shares. Notwithstanding the foregoing, the parties agree to negotiate an adjustment to such number of shares in the event that an adjustment to the amount to be transferred under clause (iii) of the first sentence of Section 3 is required under the last sentence of Section 3.

           Section 5.  The Company represents and warrants to Parent that:

           (a) The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted and to own and lease its properties.

           (b) The Company has full corporate power and authority to (i) enter into this Agreement, (ii) issue and deliver the shares of Series B Common Stock to be issued to Parent pursuant to Section 4 and (iii) incur and perform fully its obligations provided for herein, all of which have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the

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Company enforceable in accordance with its terms, except to the extent that its
enforceability   may   be   limited   by   applicable  bankruptcy,  insolvency,
reorganization or other laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. The execution and delivery of this Agreement, and the performance by the Company of this Agreement will not: (x) require any material approval or consent of any governmental or regulatory body or any material approval or consent of any other Person except as described in Section 2; or (y) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, its certificate of incorporation or by-laws (or similar governing documents), or any material statute, law, regulation, order, judgment or decree of or applicable to the Company or any of its subsidiaries, or any material instrument, contract or other agreement to which the Company or any of its subsidiaries is a party or by or to which it or any of its subsidiaries is bound or subject.

           (c) The shares of Series B Common Stock to be issued to Parent pursuant to Section 4, when issued and delivered pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

           Section 6.  Parent represents and warrants to the Company that:

           (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted and to own and lease its properties.

           (b) Subject to receipt of the ratification referred to in Section 7(k), Parent has full corporate power and authority to (i) enter into this Agreement and (ii) incur and perform fully its obligations provided for herein, all of which have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. The execution and delivery of this Agreement and the performance by Parent of this Agreement will not:
(x) require any material approval or consent of any governmental or regulatory body or, subject to receipt of the ratification referred to in Section 7(k), any material approval or consent of any other Person or (y) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, its certificate of incorporation or by-laws, or any material statute, law, regulation, order, judgment or decree of or applicable to Parent or any of its subsidiaries, or any material instrument, contract or other agreement to which Parent or any of its subsidiaries is a party or by or to which it or any of its subsidiaries is bound or subject.

           (c) Parent is aware that the Series B Common Stock to be issued to Parent hereunder have not been registered under applicable securities laws and that such Series B Common Stock is being issued in reliance on the exemptions from registration under such laws. Parent is acquiring the Series B Common Stock for its own account as principal and not with a view to resale or distribution or with any present intention of distributing or selling the same in violation of such laws. Parent is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended. Parent acknowledges and agrees that the certificates representing the Series B Common Stock will contain legends referring to the restrictions on transfer imposed by applicable securities laws.

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           Section 7.

           (a) This Agreement may not be assigned by Parent or the Company without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such prior consent in violation hereof shall be null and void.

           (b) Nothing in this Agreement is intended to or shall confer upon the Company any rights to control or otherwise affect the administration or investment of the Master Trust.

           (c) The construction, validity and enforceability of this Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws principles.

           (d) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

           (i)  If to Parent:

                The Hearst Corporation
                959 Eighth Avenue
                New York, New York 10010
                Attn: Victor F. Ganzi
                Telephone: (212) 649-2000
                Telecopier: (212) 649-2035

           (ii)  If to the Company:

                Hearst-Argyle Television, Inc.
                888 Seventh Avenue
                New York, New York 10106
                Attn: Dean H. Blythe
                Telephone: (212) 649-2307
                Telecopier: (212) 489-2314

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

           (e) The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

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           (f)  All   provisions  of  this  Agreement  are  severable  and  any
provision which may be  prohibited by law shall be ineffective to the extent of
such  prohibition  without   invalidating  the  remaining  provisions  of  this
Agreement.

           (g) This Agreement (including the Schedules hereto) and any other agreements executed and delivered by the parties contemporaneously herewith constitute the entire agreement between the parties concerning the subject matter thereof and supersedes all prior agreements and understandings, both oral or written, between the parties with respect to the subject matter hereof.

           (h) This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties to it and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

           (i) The section headings contained in this Agreement are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement.

           (j) This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument.

           (k) Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not become effective unless and until the Merger shall have been consummated and the Board of Directors of Parent shall have ratified the transactions contemplated hereby. This Agreement shall terminate and become null and void on December 31, 1997 unless such ratification shall have been obtained prior to such date.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                           THE HEARST CORPORATION


                           By:   /S/ JON O. SMITH, JR.
                                 ------------------------------
                                 Name: Jon O. Smith, Jr.
                                 Title: Assistant Treasurer


                           ARGYLE TELEVISION, INC.


                           By:   /S/ DEAN H. BLYTHE
                                 ------------------------------
                                 Name: Dean H. Blythe
                                 Title: Vice President

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